DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement’) is made as of this 1st day of April, 2014, by and between J.P. Morgan Exchange-Traded Fund Trust (the “Company”), a Delaware statutory trust, on behalf of itself and each of the series of the Company (each a “Fund” and collectively, the “Funds”) identified on Schedule A hereto, and SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation.

WHEREAS, the Company is registered as an investment company with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and its shares of beneficial interest (“Shares”) are registered with the SEC under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, the Company intends to create and redeem groups of Shares of each Fund on a continuous basis at their net asset value only in aggregations constituting Creation Units (as defined in the Funds’ effective registration statement on Form N-1A filed with the SEC, as amended from time to time (“Registration Statement”)); and

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Company desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth herein, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

SECTION 1 APPOINTMENT

The Company hereby appoints the Distributor as its distributor of Creation Units of the Funds and to provide such other services in accordance with the terms set forth in this Agreement. The Distributor accepts such appointment and agrees to furnish certain related services as set forth in this Agreement.

SECTION 2 SOLICITATION OF SALES AND OTHER SERVICES

2.01 Solicitation of Sales. The Company grants to the Distributor the right to sell its Creation Units authorized for issue at the applicable net asset value, in accordance with the Prospectus, as agent and on behalf of the Company, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and applicable laws governing the sale of securities in the various states (“Blue Sky Laws”). As used in this Agreement, the term, “Prospectus” means any prospectus, statement of additional information, registration statement, proxy solicitation and tender offer materials, annual or other periodic report of the Company or any Fund of the Company or any advertising, marketing, shareholder communication, or promotional material generated by the Company or its investment adviser from time to time, as appropriate, including all amendments or supplements thereto.

2.02 Other Services. Without limiting the foregoing, the Distributor will perform or supervise the performance by others of the additional services set forth herein, including those set forth in Schedule B, attached hereto. If the Distributor delegates any obligations hereunder, it shall be solely responsible for ensuring all such delegates comply with the terms of this Agreement and the Distributor shall remain responsible and liable for any non-compliance by such delegates such that any non-compliance by delegates shall constitute non-compliance by Distributor.

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SECTION 3 REPRESENTATIONS, WARRANTIES AND COVENANTS

3.01 Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants that:

(a) it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b) this Agreement has been duly authorized by the board of trustees of the Company, including by majority affirmative vote of the independent trustees of the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(c) it shall timely perform all obligations identified in this Agreement as obligations of the Company, including, without limitation, providing the Distributor with all due diligence and marketing materials reasonably requested by the Distributor and giving all necessary consents or approvals in good faith and within a timely manner;

(d) to the best of its knowledge, as of the date of this Agreement, it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it, its advisor or its properties or assets which are reasonably likely to, individually or in the aggregate, have a material effect upon its business or financial condition or its ability to perform its obligations under this Agreement, (ii) its entering into this Agreement does not conflict with, constitute a material default of or require a consent under any material agreement or instrument to which the Company or any of its Funds is a party or by which it or any of such Funds are bound and (iii) there is no injunction, order, judgment or decree imposed upon it or any of its properties or assets;

(e) it is an investment company that at the time of initial funding and at all times thereafter, will be duly registered under the 1933 Act and the 1940 Act, and each Fund is a separate series of the Company;

(f) each Prospectus has been prepared in accordance with all applicable laws and regulations and, at the time such Prospectus was filed with the SEC and became effective, no Prospectus will include an untrue statement of a material fact or omit to state a material fact that is required to be stated therein so as to make the statements contained in such Prospectus not misleading;

(g) it will notify the Distributor as soon as reasonably practical of any matter that it believes is reasonably likely to materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment to a Prospectus;

(h) it will provide Distributor with the opportunity to review and comment on each piece of sales literature or marketing material at least one week prior to proposed use of the same (or such shorter period as otherwise agreed in writing) and will not use or permit another party to use any advertising or marketing material unless and until the Distributor has approved the use of such material;

(i) it will provide Distributor with the opportunity to review and comment on each Prospectus at least one week prior to filing (or such shorter period as otherwise agreed in writing) the same with an applicable regulatory body;

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(j) it will provide Distributor with the opportunity to review and comment on each exemptive application or amendment thereto at least two weeks prior to filing the same with an applicable regulatory body (or such shorter period as otherwise agreed in writing);

(k) it shall fully cooperate with requests from government regulators and the Distributor for information relating to customers and/or transactions involving the Creation Units, as permitted by law, in order for the Distributor to comply with its regulatory obligations; and

(l) in the event it determines that it is in the interest of the Company to suspend or terminate the sale of any Creation Units, the Company shall promptly notify the Distributor of such fact in advance and in writing prior to the date on which the Company desires to cease offering the Creation Units.

3.02 Representations, Warranties and Covenants of Distributor. The Distributor hereby represents, warrants and covenants as follows:

(a) it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b) it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

(c) information about litigation to which the Distributor or any of its affiliates is a party will be set forth in SEI Investments Company’s periodic SEC filings in accordance with the rules of the SEC and will be publicly available in filings on Forms 10-Q, 10-K and 8-K from time to time; and the Distributor will promptly notify the Company of any Actions, including any material litigation or regulatory examination specifically focused on the Company and the Services provided by the Distributor to Company hereunder; as of the date of this Agreement, it is not a party to any, and there are no, pending or threatened actions of any nature against it or its properties or assets which are reasonably likely to, individually or in the aggregate, have a material effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets which is reasonably likely to have a material effect on the Distributor’s ability to perform the services hereunder;

(d) it is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA, and agrees to comply with all applicable rules and regulations of FINRA and to notify the Company in the event that it is suspended or expelled from FINRA;

(e) it shall not provide any information about the Company or the Funds to or make any representations other than those contained in the current Prospectus of the Company filed with the SEC, or contained in shareholder reports or other material that may be prepared by or on behalf of the Company for the Distributor’s use;.

(f) it will maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act, and including applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including the Bank Secrecy Act, as amended by the USA PATRIOT Act) with respect to the Distributor’s services under this Agreement, will provide a

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certification to such effect upon reasonable request of the Company and will provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Company’s chief compliance officer or board of trustees;

(g) it has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act, or any successor provision thereto;

(h) upon reasonable request by the Company, the Distributor shall provide the Company with information relating to the services provided pursuant to this Agreement as necessary and applicable to enable the Company to complete required regulatory filings;

(i) it shall fully cooperate with requests from government regulators and the Company for information relating to customers and/or transactions involving the Creation Units, as permitted by law, in order for the Company to comply with its regulatory obligations; and

(j) it shall deliver or cause the delivery of a Prospectus to persons purchasing Shares in Creation Units and shall maintain records of both orders placed with the Distributor and confirmations of acceptance furnished by Distributor.

SECTION 4 ISSUANCE AND REGISTRATION OF SHARES

4.01 Issuance of Shares. The Company agrees to issue Creation Units of each Fund and to request the Depository Trust Company to record on its books the ownership of the Shares constituting such Creation Units in accordance with the book-entry system procedures described in each Prospectus in such amounts as the Distributor has requested through the Company’s transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Company of the requisite Deposit Securities and Cash Components (together with any fees) and acceptance of such order, upon the terms described in the Registration Statement.

4.02 Registration of Shares. The Company agrees that it will take all action necessary to register or qualify Shares under the federal and applicable state securities laws so that there will be available for sale the number of Shares necessary in connection with the number of Creation Units the Distributor may reasonably be expected to sell and to pay all fees associated with said registration. The Company will make available to the Distributor such number of copies of its Prospectus as the Distributor may reasonably request. The Company will furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Creation Units of the Company.

SECTION 5 AGREEMENTS WITH AUTHORIZED PARTICIPANTS

The Distributor will enter into agreements (each, an “Authorized Participant Agreement”) with authorized participants approved by the Company and Distributor for the creation and redemption of Creation Units of a Fund. Each authorized participant shall be (i) a registered broker/dealer, (ii) eligible and authorized to participate in the Depositary Trust Company direct registration system and (iii) except as expressly permitted pursuant to the terms of the Authorized Participant Agreement, in good standing with FINRA. Each Authorized Participant Agreement will include such terms and conditions as the Distributor will deem necessary or appropriate from time to time.

SECTION 6 EXPENSES

6.01 Company Expenses. The Company will pay all fees and expenses (i) in connection with the preparation, setting in type and filing of any Prospectus under the 1933 Act and amendments for the issue of its Shares or Creation Units; (ii) if applicable, in connection with the registration and qualification

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of Shares for sale in the various states in which the board of trustees of the Company will determine advisable to qualify such Shares for sale; (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders or authorized participants of the Company in their capacity as such; and (iv) of preparing, setting in type, printing and mailing any Prospectus sent to existing shareholders or authorized participants.

6.02 Distributor Expenses. The Distributor will pay all of its costs and expenses (other than expenses and costs deemed payable by the Funds and other than expenses which one or more authorized participants may bear pursuant to any agreement with Distributor) incurred by it in connection with the performance of its distribution duties hereunder. The Distributor shall pay, among other things, (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; and (ii) all other general business overhead expenses incurred in connection with the distribution services provided under this Agreement, including office space, equipment, and personnel as may be necessary or convenient to provide the services.

SECTION 7 COMPENSATION

As compensation for providing the services under this Agreement, the Distributor will receive the fees set forth in Schedule C hereto. Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Company or the Company’s investment advisor with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time. The parties acknowledge, that to the extent the Company lacks resources to pay the fees (or other expenses) payable to Distributor, the Company’s investment adviser may make such payment to Distributor from the past profits or other resources of the investment adviser. The parties further acknowledge that to the extent that fees payable to the Distributor are paid by the investment adviser, the investment adviser shall be responsible for making all disclosures of such payments to the board of trustees.

SECTION 8 INDEMNIFICATION; CONTRIBUTION

8.01 Indemnification of Distributor. The Company, on behalf of each Fund, agrees to indemnify, defend and hold harmless, the Distributor and each of its directors, officers, principals, representatives, employees and each person, if any, who controls, is controlled by or is under common control with, the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnified Parties”) from and against any and all losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Distributor Indemnified Parties may become subject arising by reason of, (i) any claim that any Prospectus or other information filed or made public by the Company or any document incorporated by reference therein or filed as an exhibit thereto, or any marketing literature or materials included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except to the extent such untrue statement or alleged untrue statement of a material fact in marketing literature or materials was provided by or specifically reviewed and approved in writing by the Distributor), and will reimburse the Distributor for any legal or other expenses reasonably incurred by the Distributor in connection with investigating or defending any such action or claim as such expenses are incurred or (ii) any breach of any representation, warranty or covenant made by the Company in this Agreement; provided, however, that the Company does not agree to indemnify the Distributor or hold it harmless to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or alleged omissions made in reliance upon and in conformity with written information furnished to the Company by the Distributor or specifically reviewed and approved in writing by the Distributor. The Distributor shall not be entitled to indemnification from the Company or protected from liability under the Agreement related to any claim directly caused by Distributor’s, or its delegates’ gross negligence, bad faith, fraud, reckless disregard, willful misconduct or criminal misconduct in the performance of the services hereunder.

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8.02 Indemnification of the Company. The Distributor agrees to indemnify and hold harmless the Company, each of its trustees, officers, employees and each person, if any, who controls, is controlled by or is under common control with, the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Company Indemnified Parties”) from and against any and all losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Company Indemnified Parties may become subject as a result of: (i) any breach of any representation, warranty, covenant or undertaking made by the Distributor in this Agreement, (ii) a failure of Distributor to perform any material obligations set forth in this Agreement (including any written procedures prepared in connection with the performance of this Agreement), (iii) any material failure by the Distributor to comply with any applicable laws, including but not limited to the FINRA/NASD Conduct Rules and federal and state securities laws applicable to Distributor as distributor to the Company, (iv) an action, inaction, or omission of the Distributor pursuant to this Agreement involving gross negligence, bad faith, or fraud by the Distributor, its affiliates, officers, directors, principals, representatives, employees, and/or its agents, or (v) based on an untrue statement or alleged untrue statement or omission or alleged omission made in a Prospectus or any document incorporated by reference therein or filed as an exhibit thereto, or any marketing literature or materials, in reliance upon and in conformity with written information furnished to the Company by the Distributor.

8.03 Indemnification Procedures.

(a) If any action or claim shall be brought against any Distributor Indemnified Party or Company Indemnified Party (any such party, an “Indemnified Party” and collectively, the “Indemnified Parties”), in respect of which indemnity may be sought against the other party hereto, such Indemnified Party shall promptly notify the indemnifying party in writing, and the indemnifying party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party except to the extent such indemnifying party has been materially prejudiced by such failure.

(b) Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the indemnifying party has agreed in writing to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense and employ counsel, or (iii) the named parties to any such action (including any impleaded party) included such Indemnified Party and the indemnifying party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or which may also result in a conflict of interest (in which case if such Indemnified Party notifies the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all such Indemnified Parties.

(c) No indemnifying party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d) The indemnifying party shall not be liable for any settlement of any such action effected without its written consent, but if such action is settled with the written consent of the indemnifying party, or if there shall be a final judgment for the plaintiff in any such action and the time for filing all appeals has expired, the indemnifying party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

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(e) The obligations of the indemnifying party under this Section 8 shall be in addition to any liability that the indemnifying party may otherwise have.

8.04 Contribution. If the indemnification provided for in this Section 8 is insufficient or unavailable to any Indemnified Party under this Section 8 in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Distributor on the other from the offering of the Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the Indemnified Party failed to give the notice required under Section 8.03(a), above, then each indemnifying party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Distributor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Distributor on the other shall be deemed to be in the same proportion as the amount of gross proceeds received by the Company from the offering of the Shares under this Agreement (expressed in dollars) bears to the gross proceeds received by the Distributor relating to the offering of the Shares. The relative fault shall be determined by reference to, among other things, whether, if applicable, any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Distributor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Distributor agree that it would not be just and equitable if contributions pursuant to this Section 8.04 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

8.05 Consequential Damages. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages.

SECTION 9 TERM AND TERMINATION

This Agreement will be effective upon its execution, and, unless terminated as provided, will continue in force for two years and thereafter from year to year, provided that such annual continuance is approved by either (i) the vote of a majority of the trustees of the Company, or the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of those trustees of the Company who are not parties to this Agreement or the Company’s distribution plan(s) if any or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time without penalty by a vote of the trustees of the Company; by vote of a majority of the outstanding voting securities of the Fund; or by the Distributor upon not less than sixty days prior written notice to the other party; and shall automatically terminate upon its assignment. As used in this paragraph the terms, “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” will have the respective meanings specified in the 1940 Act.

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In the event the Company gives notice of termination, all reasonable expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, and all trailing out-of-pocket expenses incurred by Distributor, will be borne by the Company unless such termination is based on Distributor’s suspension or expulsion from FINRA or deregistration as a broker-dealer.

SECTION 10 MISCELLANEOUS

10.01 Records. The books and records pertaining to the Company, which are in the possession or under the control of Distributor, will be the property of the Company. Such books and records will be prepared and maintained as required under the 1940 Act and other applicable securities laws, rules and regulations. The Company and its authorized persons will have access to such books and records at all times during the Distributor’s normal business hours. Upon the reasonable request of the Company, the Distributor will make available or provide copies of such books and records to the Company or its authorized persons, as requested at the Company’s expense.

10.02 Independent Contractor. The Distributor will undertake and discharge its obligations hereunder as an independent contractor. Neither Distributor nor any of its officers, directors, employees or representatives is or will be an employee of the Company or a Fund in connection with the performance of Distributor’s duties hereunder. The Distributor will be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees. Any obligations of Distributor hereunder may be performed by one or more third parties or affiliates of Distributor and Distributor accepts responsibility and liability for their performance as if the obligations were performed by the Distributor.

10.03 Notices. All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below. Notices to the Distributor will be sent to the attention of: General Counsel, SEI Investments Distribution Co., 1 Freedom Valley Drive, Oaks, Pennsylvania 19456. Notices to the Company will be sent to General Counsel, JPMorgan Funds Management, 270 Park Avenue, New York, New York 10017.

10.04 Dispute Resolution. Whenever either party desires to institute legal proceedings against the other party concerning this Agreement, it will provide written notice to that effect to such other party. The party providing such notice will refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of such notice. During such period, the parties will attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

10.05 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought.

10.06 Non-Solicitation. Except as may otherwise be agreed by the parties, during the term of this Agreement and for a period of one (1) year afterward, the Company will not recruit, solicit, employ or engage, for the Company or any other person, any employee of the Distributor who provided direct services to the Company pursuant to this Agreement.

10.07 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the State of New York, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter will control.

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10.08 Counterparts. This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument. Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

10.09 Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

10.10 Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.

10.11 Confidential Information.

(a) Each of the Distributor and the Company (each, in such capacity, the “Receiving Party”) acknowledges and agrees to maintain the confidentiality of Confidential Information (as hereinafter defined) provided to the Receiving Party by the other party hereto (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party will not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (i) those directors, officers, employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (ii) with respect to the Distributor as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights, under this Agreement. In addition, the Receiving Party (x) will take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (y) will not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps will in no event be less than a reasonable standard of care.

(b) The term “Confidential Information,” as used herein, will mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) , markets software, processes, formulas, technology, designs, drawings, and marketing or distribution or sales methods or systems, sales or profit figures, or other financial information of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement, whether or not such information is marked as confidential.

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(c) Notwithstanding anything to the contrary herein, the provisions of this Section 10.11 respecting Confidential Information will not apply to the extent, but only to the extent, that such Confidential Information is: (a) already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that to the extent it may legally do so, the Receiving Party will advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

(d) The Receiving Party will advise its employees, agents, contractors, subcontractors and licensees, and will require its agents to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 10.11, and will be responsible for ensuring compliance by its employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party will require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 10.11. The Receiving Party will promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

(e) Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party shall promptly return to the disclosing party, destroy or render unusable, and discontinue use of, any Confidential Information then in the receiving party’s possession or control. Notwithstanding the foregoing, (i) the Receiving Party may retain copies of Confidential Information to the extent required to do so by applicable law or internal record keeping policies and (ii) the Receiving Party shall not be required to delete electronically-stored Confidential Information to the extent such deletion would be technologically impracticable or inconsistent with its archival records retention policy; provided, however, that in either case all such Confidential Information retained by the Receiving Party will remain subject to the provisions of this Section 10.11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party will certify in writing its compliance with the provisions of this paragraph.

10.12 Use of Name.

(a) The Company will not use the name of the Distributor, or any of its affiliates, in any Prospectus, sales literature, and other material relating to the Company in any manner without the prior written consent of the Distributor (which will not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the Prospectus of the Company and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(b) Neither the Distributor nor any of its affiliates will use the name of the Company in any publicly disseminated materials, including sales literature, in any manner other than with respect to representative client lists, without the prior written consent of the Company (which will not be unreasonably withheld); provided, however, that the Company and each Fund hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS DISTRIBUTION CO.

10.13 Insurance.

(a) The Company hereby represents that it will maintain from and after the initial Funding of the Company, adequate insurance coverage with respect to its responsibilities pursuant to this Agreement, including commercially reasonable fidelity bond(s), errors and omissions, directors and officers, and professional liability insurance. All of the foregoing policies shall be issued by insurance companies having an “A minus” rating or better by A.M. Best Company or an equivalent Standard & Poor’s rating. The Company shall furnish Certificates of Insurance evidencing all of the foregoing insurance coverage upon execution of this Agreement, and annually upon the written request of the Distributor. The Company shall promptly inform the Distributor of any material changes to its policies, endorsements or coverage.

(b) The Distributor agrees to maintain liability insurance coverage which is, in scope and amount, consistent with coverage customary in the industry for distribution activities similar to the distribution activities provided to the Company hereunder. The Distributor will notify the Company upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage that is reasonably likely to materially and adversely affect the Company’s rights hereunder. Such notification will include the date of change and the reason or reasons therefore.

*****

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS DISTRIBUTION CO.

IN WITNESS WHEREOF, the Company and Distributor have each duly executed this Agreement, as of the day and year above written.

J.P. MORGAN EXCHANGE-TRADED FUND TRUST		SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ Paul Shield	By:	/s/ Maxine Chou
Name: Paul Shield		Name: Maxine Chou
Title: Treasurer		Title: Chief Financial Officer & Chief Operating Officer

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS DISTRIBUTION CO.

SCHEDULE A

List of Funds

JPMorgan Diversified Return Global Equity ETF

JPMorgan Diversified Return International Ex-North America Equity ETF

JPMorgan Diversified Return Emerging Markets Equity ETF

JPMorgan Target Volatility Efficiente 10 ETF

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS DISTRIBUTION CO.

SCHEDULE B

List of Services

Contract Management

•	Coordinate and execute Authorized Participant Agreements pursuant to Section 5 of this Agreement

•	Coordinate and execute operational agreements related to the services contemplated by this Agreement (networking agreements, NSCC redemption agreements, etc.)

•	Coordinate and execute on behalf of the Company shareholder service and similar agreements to the extent permitted by applicable law, and as contemplated by the Company’s distribution and/or shareholder servicing plan, if applicable

FINRA Review

•	Review and approve Fund sales literature and marketing materials provided to the Distributor for compliance with applicable SEC & FINRA advertising rules

•	Conduct FINRA filing of materials

•	Respond to FINRA comments on marketing materials

•	Provide access to the Distributor’s proprietary marketing automated review system

Other Services

•	Forward any complaints concerning the Company received by the Distributor to the Company, assist in resolving such complaints, and maintain a log of such complaints as required by applicable law;

•	Keep and maintain all books and records relating to the services provided by the Distributor under this Agreement in accordance with applicable law.

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS DISTRIBUTION CO.

SCHEDULE C

Fees

The Distributor will receive from the Company, to the extent available pursuant to Section 7 hereof, fees in the amount of $0.00 annually.

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS DISTRIBUTION CO.